Exhibit 99.1

DMRC LLC
INDUCEMENT LTIP UNIT AWARD AGREEMENT

This INDUCEMENT LTIP UNIT AWARD AGREEMENT (this “Award Agreement”), dated as of July 6, 2026 (the “Grant Date”), is entered into by and between DMRC LLC, an Oregon limited liability company (the “Company”), and Paul Carreiro (“Grantee” and, together with the Company, collectively, the “Parties,” and each, a “Party”). Capitalized terms used in this Award Agreement but not defined have the meanings given to them in the Amended and Restated Limited Liability Company Operating Agreement, dated as of May 18, 2026, as the same may be amended from time to time (the “LLC Agreement”).

WHEREAS, Grantee provides services to or for the benefit of the Company;

WHEREAS, effective as of the Grant Date, the Company is issuing to the Grantee the number of LTIP Units set forth below, subject to and in accordance with the terms and conditions of this Award Agreement and the LLC Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Award Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.            Grant of LTIP Units. The Company hereby issues to Grantee an award of 1,060,000 LTIP Units, subject to the terms and conditions of this Award Agreement and the LLC Agreement.

2.            Definitions. For purposes of this Award Agreement, the following terms have the following meanings:

(a)          “Change of Control Event” has the meaning set forth in the Executive Retention Agreement.

(b)          “Committee” means the Compensation and Talent Management Committee of the Board.

(c)           “Disability” has the meaning set forth in the Executive Retention Agreement.

(d)          “Executive Retention Agreement” means that certain Executive Retention Agreement by and between Grantee and the Company, dated as of July 6, 2026.

(e)         “Performance Period” means the period from July 6, 2026, through and including the applicable anniversary of the Grant Date. The Performance Period for the LTIP Units with respect to the Stock Price of $14.37 is from the Grant Date through July 5, 2028 (“First Performance Period”). The Performance Period for the LTIP Units with respect to the Stock Price of $21.92 is from the Grant Date through July 5, 2029 (“Second Performance Period”). The Performance Period for the LTIP Units with respect to the Stock Price of $38.33 is from the Grant Date through July 5, 2030 (“Third Performance Period”).

(f)          “Qualifying Change of Control Termination” has the meaning set forth in the Executive Retention Agreement.

(g)           “Qualifying Non-Change of Control Termination” has the meaning set forth in the Executive Retention Agreement.

(h)         “Stock Price” as of any date equals the 20-consecutive-trading-day average closing price per share of the DMRC Shares through and including such date, as reported by The NASDAQ Stock Market LLC, as measured daily during the applicable Performance Period; provided, however, that if the per-share price ascribed to the DMRC Shares in connection with a Change of Control Event occurring during the Performance Period equals or exceeds any of the thresholds in Section 3(b) below, then such Stock Price threshold will be deemed achieved as of immediately prior to the consummation of such Change of Control Event without regard to the preceding 20-consecutive-trading-day average closing price of the DMRC Shares; provided further, that if the Grantee has a Qualifying Change of Control Termination and the per-share price ascribed to the DMRC Shares in connection with a Change of Control Event occurring during the Performance Period falls between any two of the Stock Price thresholds in Section 3(b) below and the higher of such two Stock Price thresholds has not been achieved by the time of the Qualifying Change of Control Termination, then the vesting tranche associated with the higher of the two Stock Price thresholds will vest, on a prorated basis based on linear interpolation between such two Stock Price thresholds, calculated as of immediately prior to the consummation of such Change of Control Event without regard to any 20-consecutive-trading-day average closing price of the DMRC Shares. For example, if a Qualifying Change of Control Termination occurs after a Change of Control Event resulting in a per-share price of $18.145 with respect to a Change of Control Event following the satisfaction of the $14.37 Stock Price threshold during the First Performance Period but prior to the satisfaction of the $21.92 Stock Price threshold during the Second Performance Period and the $21.92 Stock Price threshold has not been met by the time of Grantee’s Qualifying Change of Control Termination, an incremental 16-2/3% of the PVUs will vest, such that if the Stock Price of $14.37 had been met during the First Performance Period resulting in 33-1/3 vesting of the PVUs, a total of 50% of the PVUs will have vested as of such Qualifying Change of Control Termination.

(i)          “Termination of Service” means the cessation of Grantee’s employment as CEO of the Company, DMRC, and their affiliates for any reason.

3.            Vesting.

(a)          Time-Vested LTIP Units. 307,400 LTIP Units (the “TVUs”) will vest in fifteen equal quarterly installments of 19,213 LTIP Units on each consecutive calendar quarter-end beginning on September 30, 2026, and one final quarterly installment of 19,205 LTIP Units on June 30, 2030, in each case subject to Grantee’s continuous service with the Company through the applicable vesting date.

(b)         Performance-Vested LTIP Units. The LTIP Units that are not TVUs (i.e., 752,600 LTIP Units) (the “PVUs”) will vest based on the achievement of certain Stock Price thresholds during the applicable Performance Period, in each case subject to Grantee’s continuous service through the achievement of such Stock Price threshold and through the end of the applicable Performance Period, as follows:

(i)    33-1/3% of the PVUs will vest on the second anniversary of the Grant Date provided the Stock Price equals or exceeds $14.37 during the First Performance Period and Grantee remains in continuous service through the end of the First Performance Period.

(ii)    33-1/3% of the PVUs will vest on the third anniversary of the Grant Date provided the Stock Price equals or exceeds $21.92 during the Second Performance Period and Grantee remains in continuous service through the end of the Second Performance Period.

(iii)    33-1/3% of the PVUs will vest on the fourth anniversary of the Grant Date provided the Stock Price equals or exceeds $38.33 during the Third Performance Period and Grantee remains in continuous service through the end of the Third Performance Period.

(c)          Additional PVU Vesting Terms.

(i)    Once a Stock Price threshold is satisfied, PVUs can vest regardless of whether the Stock Price threshold remains satisfied throughout the remaining portion of the applicable Performance Period provided Grantee remains in continuous service through the remaining portion of the applicable Performance Period.

(ii)    To the extent that the Stock Price threshold is not achieved during the applicable Performance Period, the PVUs corresponding to such Stock Price threshold will be forfeited by Grantee as of the last day of the applicable Performance Period.

4.            Termination of Service.

(a)         Termination due to Qualifying Non-Change of Control Termination. Upon Grantee’s Termination of Service due to Grantee’s Qualifying Non-Change of Control Termination, all unvested TVUs will automatically be forfeited, and all unvested PVUs will automatically be forfeited.

(b)        Termination due to Qualifying Change of Control Termination. Upon Grantee’s Termination of Service due to Grantee’s Qualifying Change of Control Termination, if the per-share price ascribed to the DMRC Shares in connection with a Change of Control Event occurring during the aggregate four-year Performance Period falls between any two of the Stock Price thresholds in Section 3(b) above and the higher of such two Stock Price thresholds has not been achieved by the time of the Qualifying Change of Control Termination, then the vesting tranche associated with the higher of the two Stock Price thresholds will vest upon Grantee’s Qualifying Change of Control Termination, on a prorated basis based on linear interpolation between such two Stock Price thresholds, calculated as of immediately prior to the consummation of such Change of Control Event as set forth in the definition of Stock Price above. Upon Grantee’s Termination of Service due to Grantee’s Qualifying Change of Control Termination, all unvested TVUs will automatically be forfeited.

(c)        Termination due to Death or Disability. Upon Grantee’s death or Disability, additional PVUs will vest to the extent pro rata vesting of the total PVUs based on Grantee’s service with the Company during the aggregate four-year Performance Period exceeds the PVUs vested immediately prior to Grantee’s death or Disability based on Stock Price vesting as set forth in Section 3(b). For example, if Grantee’s death occurs July 6, 2028 (two years following the Grant Date so halfway through the aggregate four-year Performance Period) and following the satisfaction of the $14.37 Stock Price threshold during the First Performance Period and no other Stock Price thresholds have been met by the date of Grantee’s death, an incremental 16-2/3% of the PVUs will vest such that a total of 50% of the PVUs under this Award Agreement will have vested as of the Grantee’s death.

(d)         Continuing Rights Under the LLC Agreement. Following any Termination of Service, Grantee will remain entitled to all rights applicable to the vested LTIP Units (after taking into account those LTIP Units that vest pursuant to Section 4(a), 4(b) or 4(c)) under the LLC Agreement, including the right to conversion of LTIP Units into Common Units upon achieving Common Unit Parity and the right to exchange vested Common Units for DMRC Shares.

5.         Effect of Forfeiture. Following the forfeiture of any LTIP Units, neither Grantee nor his transferees, heirs, successors, or assigns will have any right, title, or interest whatsoever in such forfeited LTIP Units. Grantee will receive no payment from the Company or DMRC in connection with the forfeiture of any LTIP Units, including any distribution or payment in respect of Grantee’s Capital Account, if any, relating to the forfeited LTIP Units.

6.           No Obligation to Register. The Company is under no obligation to register the LTIP Units pursuant to the Securities Act of 1933 (the “Securities Act”) or any other federal or state securities laws.

7.           Restrictions on Transfer. The LTIP Units are subject to restrictions on transfer as set forth in the LLC Agreement, as applicable.

8.          Investment Representations. Grantee represents and warrants to the Company that Grantee is acquiring the LTIP Units for Grantee’s own account and not with a view to or for sale in connection with any distribution of the LTIP Units or, as applicable, the Common Units. Grantee acknowledges that the LTIP Units (A) have not been and will not be registered under the Securities Act or any other applicable law of the United States and (B) have not been approved, disapproved, or recommended by any U.S. federal, state, or other securities commission or regulatory authority.

9.           Profits Interests; Section 83(b) Election; Tax Withholding.

(a)         The LTIP Units issued hereunder are intended to constitute “profits interests” as defined in Internal Revenue Service Revenue Procedure 93-27 and 2001-43 (or the corresponding requirements of any subsequent guidance promulgated by the Internal Revenue Service or other applicable law), and this Award Agreement should be interpreted to give effect to such intent.

(b)          Grantee is required to make an election under Section 83(b) of the Code with respect to the LTIP Units issued hereunder within 30 days following the Grant Date. Grantee must complete the documentation set forth on Exhibit A hereto and must timely take all actions described therein in order to make such election (including providing a copy of each such election form to the Company).

(c)          The Company is authorized to withhold from payments and distributions, or with respect to allocations to Grantee, all amounts required to be withheld under applicable law. All amounts withheld with respect to the LTIP Units will be treated as if such amounts were distributed to Grantee under the LLC Agreement. The Company will not be liable under this Award Agreement or the LLC Agreement for any over-withholding in respect of Grantee, and, in the event of any such over-withholding, Grantee’s sole recourse will be as provided under applicable law.

(d)      GRANTEE ACKNOWLEDGES THAT IT IS GRANTEE’S SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO TIMELY FILE THE ELECTION UNDER SECTION 83(b) OF THE CODE. BY SIGNING THIS AWARD AGREEMENT, GRANTEE REPRESENTS THAT GRANTEE HAS REVIEWED WITH GRANTEE’S OWN TAX ADVISORS THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THIS AWARD AGREEMENT AND THAT GRANTEE IS RELYING SOLELY ON SUCH ADVISORS AND NOT ON ANY STATEMENTS OR REPRESENTATIONS OF THE COMPANY OR ANY OF ITS AGENTS. GRANTEE UNDERSTANDS AND AGREES THAT GRANTEE (AND NOT THE COMPANY) BE RESPONSIBLE FOR ANY TAX LIABILITY THAT MAY ARISE AS A RESULT OF THE TRANSACTIONS CONTEMPLATED BY THIS AWARD AGREEMENT.

10.         Failure to Enforce Not a Waiver. The Company’s failure to enforce any provision of this Award Agreement may in no way be construed to be a waiver of such provision or of any other provision of this Award Agreement.

11.         Governing Law. This Award Agreement is governed by, and should be construed according to, the laws of the State of Oregon without regard to its principles of conflict of laws.

12.         Changes in Capital Structure. In the event of any stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in DMRC’s corporate or capital structure or other change in corporate structure affecting the DMRC Shares or the Common Units, the Stock Price thresholds will be adjusted as determined by the Committee to prevent the enlargement or dilution in Grantee’s rights hereunder and to preserve the intended economic incentives set forth herein.

13.        Section 409A. The issuance of the LTIP Units is intended to be a grant of a profits interest rather than a deferral of compensation pursuant to Section 409A of the Code, and this Award Agreement and the issuance of the LTIP Units hereunder are to be construed and interpreted in accordance with such intent. Any action required by either of the Parties pursuant to this Award Agreement will be performed in such a manner that the LTIP Units do not become subject to the provisions of Section 409A of the Code.

14.         Survival of Terms. This Award Agreement shall apply to and bind Grantee and the Company and their respective permitted assignees, transferees, heirs, legatees, executors, administrators, and legal successors.

15.         Counterparts. This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together will be deemed one and the same instrument.

16.         Agreement Not a Contract for Services. Neither the granting of the LTIP Units, nor this Award Agreement, constitutes or evidences any agreement or understanding, express or implied, that Grantee has a right to continue to provide services as an officer, director, employee, consultant, or advisor of the Company, DMRC, or any Affiliate for any period of time or at any specific rate of compensation.

17.       Authority of the Committee. The Committee has full authority to interpret and construe the terms of, and to administer, this Award Agreement, which determination as to any such matter of interpretation or construction shall be final, binding, and conclusive.

18.        Severability. Should any provision of this Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding will not affect the validity of the remainder of this Award Agreement, the balance of which will continue to be binding upon the Parties with any such modification to become a part hereof and treated as though contained in this original Award Agreement. Moreover, if one or more of the provisions contained in this Award Agreement is for any reason held to be excessively broad as to scope, activity, subject, or otherwise so as to be unenforceable, then in lieu of severing such unenforceable provision, such provision or provisions should be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it then appears, and such determination by such judicial body should not affect the enforceability of such provisions or provisions in any other jurisdiction.

19.         Acceptance; Entire Agreement. Grantee hereby acknowledges receipt of a copy of the LLC Agreement and this Award Agreement. Grantee has read and understands the terms and provisions of the LLC Agreement and this Award Agreement and accepts the LTIP Units subject to all the terms and conditions of the LLC Agreement and this Award Agreement. The LTIP Units are governed exclusively by this Award Agreement and the LLC Agreement, and this Award Agreement supersedes all prior agreements, term sheets, and side letters to the extent pertaining to the LTIP Units.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Award Agreement on the date first written above.

DMRC LLC

By:	/s/ Charles Beck
Name:	Charles Beck
Title:	Treasurer and Secretary

GRANTEE:

/s/ Paul Carreiro
Paul Carreiro

EXHIBIT A

SECTION 83(b) ELECTION MATERIALS

FORM OF SECTION 83(b) ELECTION

INSTRUCTIONS

DMRC LLC

To make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), in connection with your receipt, for tax purposes, of LTIP Units of DMRC LLC (the “Company”), you should complete and sign three copies of the enclosed Section 83(b) Election form and mail two of the copies as indicated no later than 30 days after the Grant Date (as defined below).

1.

You should mail one copy of the Section 83(b) Election to the Internal Revenue Service, by certified mail (return receipt requested), using the attached letter to the Internal Revenue Service, which you must date and sign (also fill in your social security number).

2.	You should deliver one copy of the Section 83(b) Election to the Company, using the attached letter, which you must date and sign.

3	You should retain one copy of the Section 83(b) Election and maintain records relating to your acquisition of the LTIP Units for as long as they may be needed for federal income tax purposes.

ELECTION FORM

ELECTION TO INCLUDE LTIP UNITS IN GROSS INCOME PURSUANT TO

SECTION 83(b) OF THE INTERNAL REVENUE CODE

The undersigned received LTIP Units (the “LTIP Units”) of DMRC LLC (the “Company”), on July 6, 2026 (the “Grant Date”), in connection with the performance of services to the Company.

The undersigned desires to make an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (“Section 83(b)”), with respect to the LTIP Units acquired on the Grant Date.

Therefore, pursuant to Section 83(b) and Treasury Regulation §1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the LTIP Units (described more fully in Paragraph 2 below).

The following information is supplied in accordance with Treasury Regulation §1.83-2(e):

1.	The name, address and social security number of the undersigned:

Name:

Address:

Social Security No.:

2.

A description of the property with respect to which the election is being made: 1,060,000 LTIP units in the Company, which are intended to constitute profits interests in the Company for federal tax purposes.

3.	The date on which the property was transferred: _________________ (the Grant Date). The taxable year for which the election is made: ___________.

4.

The restrictions to which the property is subject: The LTIP Units are subject to a time-based and performance-based vesting schedule. If the undersigned ceases to provide services to or for the benefit of the Company (including by providing services to certain of its affiliates) under certain circumstances or breaches certain obligations, or if certain performance goals are not achieved, then all or a portion of the LTIP Units may be subject to forfeiture.

5.	The aggregate fair market value on the Grant Date of the property with respect to which the election is being made, determined without regard to any lapse restrictions: $0

6.	The aggregate amount paid for such property: $0

7.	A copy of this election has been furnished to the Company pursuant to Treasury Regulation §1.83-2(d).

The undersigned has submitted a copy of this statement to the person for whom the services are performed in connection with the undersigned’s receipt of the above-described property. The taxpayer is the person performing the services in connection with the transfer of said property.

Signature:

Print Name:

Date:

[DATE]

Internal Revenue Service Center

[Insert Address]

Re:	Section 83(b) Election

SSN: __________________

Dear Sir or Madam:

Pursuant to Treasury Regulations Section 1.83-2(c) promulgated under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), enclosed please find an election under Section 83(b) of the Code.

Sincerely, _________________________ Print Name:

Enclosure

[DATE]

DMRC LLC

Re:	Section 83(b) Election

Dear Sir:

Pursuant to Treasury Regulations Section 1.83-2(d) promulgated under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), enclosed please find a copy of an election under Section 83(b) of the Code.

Sincerely, _______________________ Print Name:

Enclosure